                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                              RANGE PROVIDES UPDATE

FORT WORTH, TEXAS, JULY 11, 2003...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided updated information as to its debt status, hedging position, production and operations. During the second quarter, debt was reduced by $16.7 million, declining to $358.1 million at June 30. The debt reduction was the result of applying excess cash. At quarter-end, availability under the Company's parent credit facility was approximately $60 million.

During the quarter, the Company added modestly to its oil and gas hedging position. New hedges added during the quarter included a combination of swaps and collars. Historically, the Company's hedging program was based on fixed price swaps. In the second quarter, the Company modified its hedging program to include collars whereby the Company will be assured a minimum floor price and will benefit from price increases up to a predetermined ceiling price. A summary of the Company's current hedge position is provided in the table below.

Based on drilling results through June 30, the Company is on track to meet its production and reserve growth targets for 2003. As previously disclosed, the Company's second quarter production target was 155 to 156 Mmcfe per day. Based on preliminary information, the Company currently expects second quarter production to exceed 158 Mmcfe per day, compared to 154 Mmcfe per day in first quarter 2003 and 151 Mmcfe per day in second quarter 2002.

Increasing production in 2003 is attributable to the Company's drilling program. In the second quarter, approximately $35 million of its $105 million capital budget was expended, funding the drilling of 103 (59.4 net) wells. Only 3 (2.0 net) of the wells proved unproductive. The Company will record dry hole expense of approximately $1.1 million for the quarter. In the first half of 2003, 156 (91.5 net) wells were successfully drilled. By June 30, 116 (71.8 net) of the wells had been placed on production. The remaining 40 (19.7 net) wells were in various stages of completion or waiting on pipeline connection. Drilling activity in the third quarter is expected to remain high as the Company currently has 11 rigs running.

Wells materially impacting second quarter production include the Faulk #1, a discovery well located in South Louisiana, which is currently producing 16.1 (5.1 net) Mmcfe per day. In the Gulf of Mexico, West Cameron 45 #20 was returned to production in June after undergoing mechanical repairs and is currently producing 20.7 (4.1 net) Mmcfe per day, while the Ship Shoal 28 #40 discovery continues to produce 15.5 (3.0 net) Mmcfe per day. In the Texas Panhandle and western Oklahoma, five new wells are currently producing 8.9 (5.5 net) Mmcfe per day.

Commenting on the announcement, John Pinkerton, Range's President, said, "In the first half of 2003, we achieved our two primary goals of increasing production while continuing to reduce debt with excess cash flow. The success of our drilling program included the exploitation of our development inventory as well as several exploratory discoveries. For the second half of 2003, we are focused on building upon the progress made in the first half by executing our drilling program, continuing to expand our prospect inventory and evaluating complementary acquisitions."

         Debt and Convertible Securities              As of June 30, 2003
         -------------------------------              -------------------
                                                             (000s)
Parent Credit Facility                                      $110,600
Great Lakes Credit Facility                                   73,500
8.75% Senior Subordinated Notes                               68,781
6% Convertible Subordinated Debentures                        20,740
5.75% Trust Preferred                                         84,440
                                                            --------
                                                            $358,061
                                                            ========



                                HEDGING POSITION


                                      Gas                              Oil
                            -------------------------        ----------------------------
                              Volume       Average            Volume           Average
                              Hedged        Hedge             Hedged           Hedged
                            (MMBtu/d)       Prices           (Bbl/d)           Prices
                            ---------     -----------        -------        -------------
3rd Qtr 2003     Swaps        94,652         $3.90             4,359           $25.63
4th Qtr 2003     Swaps        95,929         $4.06             4,033           $24.97

Calendar 2004    Swaps        89,440         $4.05             2,276           $24.86
Calendar 2004    Collars          --            --               627        $24.00-$26.66

Calendar 2005    Swaps        48,945         $4.19               250           $24.10
Calendar 2005    Collars       1,644      $4.00-$6.75             --               --

Calendar 2006    Swaps         1,644         $4.80                --               --


RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated debt reduction, capital expenditures, production rates, well costs and the number of wells to be drilled are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by reference.

Contact:            Rodney Waller, Senior Vice President
                    Karen Giles
                    (817) 870-2601
                    www.rangeresources.com

--------------------------------------------------------------------------------
                                                                         2003-13



                                       6